UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2007

QUANTUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13449	94-2665054
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1650 Technology Drive, Suite 700

San Jose, CA 95110

(Address of principal executive offices) (Zip Code)

408-944-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement

On July 12, 2007, Quantum Corporation (the “Company”) entered into a Senior Secured Credit Agreement by and among the Company, Credit Suisse, as Collateral Agent, Administrative Agent, Swing Line Lender and an L/C Issuer, and the other Lenders party thereto (the “Credit Agreement”), pursuant to which the Company borrowed an aggregate amount of $400 million of term loans (“Term Loans”) to repay borrowings under the Credit Agreement, dated as of August 22, 2006, by and among the Company, the lenders from time to time party thereto, and KeyBank National Association, as amended, and the Term Loan Agreement, dated as of August 22, 2006, by and among the Company, the lenders from time to time party thereto, and KeyBank National Association, as amended, and to pay related fees and expenses.

Amounts borrowed under the Credit Agreement as Term Loans bear interest, in the case of base rate loans, at a rate equal to the “base rate,” which is the higher of (i) the rate of interest per annum then most recently announced by Credit Suisse in New York, New York, from time to time, as Credit Suisse’s prime rate for dollars loaned in the United States and (ii) 0.5% per annum above the Federal Funds Rate (as defined in the Credit Agreement) plus a margin of 2.5%, or in the case of Eurodollar loans, at a rate equal to the Eurodollar Rate (as defined in the Credit Agreement) plus a margin of 3.5%. As of July 12, 2007, the base rate was 8.25%, and the Eurodollar Rate was 5.32%. The amounts borrowed under the Credit Agreement are repayable in quarterly installments commencing in September 30, 2007 and terminating in July 2014. Prior to the maturity date, the quarterly payments are in the principal amount of $1 million. The initial interest rate on the Term Loans, which is based on the Eurodollar Rate, is 8.82%.

Under the Credit Agreement, the Company also has the ability to borrow up to $50 million under a senior secured revolving credit facility, of which up to $35 million is available in the form of letters of credit and of which up to $5 million is available for short-term borrowings under a swingline facility. The Company has not made any borrowings under the revolving credit facility. However, the Company is required to pay a .5% commitment fee on undrawn amounts under the revolving credit facility.

The Company may prepay the Term Loans at any time without premium or penalty. In addition, the Company must prepay any loans in an amount equal to: (i) commencing with the fiscal year ending March 31, 2008, 50% of Excess Cash Flow, if any (as defined in the Credit Agreement) (subject to reduction in specified instances); (ii) 100% of Net Cash Proceeds (as defined in the Credit Agreement) from asset sales, subject to a reinvestment allowance and specified other exceptions; and (iii) 100% of the Net Cash Proceeds from any debt incurred by the Company or one of its subsidiaries.

The Credit Agreement contains certain covenants that limit, among other things, the Company’s ability and the ability of its subsidiaries in:

•	creating or permitting specified liens;

•	incurring additional indebtedness, except specified permitted debt;

•	making specified investments or specified restricted payments;

•	merging, dissolving, liquidating or consolidating with or into another entity or disposing of all or substantially all of its assets, unless specified conditions are met;

•	disposing of its assets, unless specified conditions are met;

•	engaging in any material line of business substantially different from those lines of business currently conducted or any business substantially related, ancillary or incidental thereto;

•	entering into specified types of transactions with affiliates;

•	creating restrictions on the making of certain distributions by its subsidiaries, such as dividends, loans or transfer of properties;

•

permitting the Consolidated Leverage Ratio (as defined in the Credit Agreement) or the Consolidated Senior Leverage Ratio (as defined in the Credit Agreement) to exceed specified levels or permitting the Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) to fall below specified levels; and

•	making or committing to make any capital expenditures or service parts expenditures exceeding a certain amount.

Amounts outstanding under the Credit Agreement may become due and payable upon the occurrence of specified events, including, among other things: failure to pay any obligations under the Credit Agreement that have become due; breach of any representation or warranty, or certain covenants; any default in making any payment of principal or interest of any debt the outstanding amount of which exceeds $25 million or any default in the observance or performance of any other obligations under such debt; any default in the related security documents executed in connection with the Credit Agreement or the security documents or any lien created by the security documents ceasing to be in full force or effect; filings or proceedings in bankruptcy; judgment or awards entered against the Company or its subsidiaries involving aggregate liability of $25 million or more; or a Change of Control (as defined in the Credit Agreement). The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of this agreement.

Security Agreement

In connection with the Credit Agreement, the Company entered into a Security Agreement among the Company and the other Grantors referred to therein in favor of Credit Suisse, as Collateral Agent. Under the Security Agreement, each Grantor granted Credit Suisse a security interest in, and subject to certain exceptions, substantially all of its assets now owned and hereafter acquired, including, among other things, equipment, inventory, accounts receivable and intellectual property. The foregoing description of the Collateral Agreement is qualified in its entirety by reference to the full text of this agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2007	QUANTUM CORPORATION

	By:	/s/ Shawn Hall
	Name:	Shawn Hall
	Title:	Vice President, General Counsel and Secretary